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EXHIBIT E


MINNESOTA LIFE INSURANCE COMPANY
400 Rovert Street North
St. Paul, MN 55101-2096
651 665.3500 Tel



January 28, 2000




Northstar Life Insurance Company
400 Robert Street North
St. Paul, Minnesota  55101


Re:      Variable Universal Life Insurance Policies
         Form S-6


Dear Sir or Madam:

This opinion is furnished in connection with the filing of the Registration Statement on Form S-6 ("Registration Statement"), which covers premiums expected to be received under group and individual Variable Universal Life Insurance Policies ("Policies") on the form referenced above and offered by Northstar Life Insurance Company ("Northstar Life"). The prospectus included in the Registration Statement describes Policies offered by Northstar Life in the State of New York where the Policies have been approved by appropriate state insurance authorities. The policy form was prepared under my direction, and I am familiar with the Registration Statement and Exhibits thereto. In my opinion:

    1. The descriptions of death benefits and account values for the Policies, described under the headings "Death Benefit" and "Account Values" and fully illustrated in Appendix I of the prospectus entitled "Illustrations of Account Values and Death Benefits" and in Appendix II of the prospectus entitled "Policy Loan Example" are consistent with the provisions of the Policies and the administrative procedures of Northstar Life. This rate structure of the Policies has not been designed and the assumptions for the illustrations have not been selected so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be disproportionately more favorable to a prospective purchaser of a Policy for persons of the age and death benefit option illustrated than for any other prospective purchasers of Policies at other ages.

    2. The illustrations include those for commonly used classifications and for premium amounts and ages appropriate to the markets in which the Policies will be sold.

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Northstar Life Insurance Company
January 28, 2000
Page 2




I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the prospectus.

Very truly yours,

/s/Robert M. Olafson

Robert M. Olafson, F.S.A.
Vice President

RMO:pjh